Exhibit 99

                                  PRESS RELEASE

GREENVILLE, S.C., April 12, 2006 - GrandSouth Bancorporation (OTCBB:GRRB), the bank holding company for GrandSouth Bank, today announced that net income for the quarter ended March 31, 2006 was $920,439, or $.28 per diluted share, an 83% increase compared to net income of $503,328, or $.16 per diluted share for the first quarter of 2005.

Loans, net of reserves, grew to $201 million at March 31, 2006 compared to loans at December 31, 2005 of $197 million. Total assets at March 31, 2006 equaled $251 million compared to $252 million at December 31, 2005. Deposits totaled $219 million at quarter end versus $222 million at December 31, 2005.

The improved earnings during the first quarter were the result of an improved net interest margin and controlled growth in noninterest expenses. The annualized return on average equity for the quarter ended March 31, 2006 was 22% and the return on average assets for the period equaled 1.47%.

"The company's performance during the first quarter was the result of the outstanding effort of our staff and the favorable economy that we have been enjoying in the Upstate region of South Carolina" stated Mason Y. Garrett, Chairman of GrandSouth. "We look forward to expanding our relationships with Upstate customers with the opening of our new branch office in Anderson later in the month of April."

GrandSouth Bancorporation is a public company trading in the over-the-counter market under the symbol GRRB.OB with two offices located at 381 Halton Road, Greenville, S.C. and 325 South Main Street, Fountain Inn, S.C. A new branch office in Anderson, S.C. at 1601 North Fant Street is expected to open on April 17, 2006.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.

Contact: Ronald K. Earnest, President (864) 770 - 1000

GRANDSOUTH BANCORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

                                                 At March 31,    At December 31,
                                                     2006           2005 *
                                                  (Unaudited)      (Audited)
                                                  -----------      ---------
ASSETS
Cash and cash equivalents ....................    $  9,055          $ 12,940
Investment securities ........................      28,366            28,958
Loans, net ...................................     200,627           197,312
Other assets .................................      13,123            12,738
                                                  --------          --------

Total assets .................................    $251,171          $251,948
                                                  ========          ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest bearing deposits .................    $ 15,336          $ 12,321
Interest bearing deposits ....................     203,503           209,340
                                                  --------          --------
             Total deposits ..................     218,839           221,661

Borrowings ...................................      12,500            12,400
Other liabilities ............................       2,874             1,759
                                                  --------          --------
             Total liabilities ...............     234,213           235,820

Shareholders' equity .........................      16,958            16,128
                                                  --------          --------

Total liabilities and shareholders' equity ...    $251,171          $251,948
                                                  ========          ========

GRANDSOUTH BANCORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

                                                                                                            Three Months
                                                                                                           Ended March 31,
                                                                                                           ---------------
                                                                                                     2006                    2005
                                                                                                     ----                    ----
Total interest income ..............................................................              $    5,162              $    3,135

Total interest expense .............................................................                   2,047                   1,250
                                                                                                  ----------              ----------
             Net interest income ...................................................                   3,115                   1,885

Provision for possible loan losses .................................................                     220                     225
                                                                                                  ----------              ----------
             Net interest income after
                   provision for possible loan losses ..............................                   2,895                   1,660

Total noninterest income ...........................................................                     135                     138

Total noninterest expense ..........................................................                   1,673                   1,000
                                                                                                  ----------              ----------
             Income before taxes ...................................................                   1,357                     798

Income tax expense .................................................................                     437                     295
                                                                                                  ----------              ----------
             Net income ............................................................              $      920              $      503
                                                                                                  ==========              ==========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING, BASIC ........................               3,065,726               2,382,145
                                                                                                  ==========              ==========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING, DILUTED ......................               3,310,029               3,212,527
                                                                                                  ==========              ==========
NET INCOME PER COMMON SHARE, BASIC .................................................              $     0.30              $     0.21
                                                                                                  ==========              ==========
NET INCOME PER COMMON SHARE, DILUTED ...............................................              $     0.28              $     0.16
                                                                                                  ==========              ==========

* The year-end condensed consolidated balance sheet data was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles.